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                                                                   EXHIBIT 10.36

                         MICHAEL WARREN ASSOCIATES INC.

                                                                January 24, 2003

Kenneth Kermes, Chairman
BNS Co.
200 Frenchtown Road, Suite 2
North Kingstown, RI 02852

Dear Kenneth:

     This letter is to confirm the amended and restated engagement letter (originally dated November 20, 2002) of MICHAEL WARREN ASSOCIATES, INC. (the
Firm) to provide management consulting services, commencing December 1, 2002, and as restated commencing January 31, 2003, to BNS Co. (the Client or the Company). The personnel provided by the Firm hereunder will be employees of the Firm who will work directly under the Client's supervision, and the Client will be solely responsible for the direction and control of their work. All existing or additional employees of the Client will be under the direction and control of the senior manager provided by the Firm for the duration of this engagement. Accordingly, the Firm will not be responsible for the scope and nature of the services but will be responsible for the method and manner of performance provided by its personnel. The Firm's personnel shall not have the authority to act as an officer or director of the Client or to represent or obligate the Client in any manner unless authorized to do so in writing by the Client. The Firm's personnel may act as an officer (in one or more capacities) of the Company only if duly elected by a vote of the Board of Directors of the Client and if provided indemnification from the Client for actions taken as an officer, and if further provided coverage under a Directors and Officers insurance contract to the extent afforded to other directors and officers. In the event personnel of the Firm serve as an officer of the Client, such officer shall use his best efforts to carry out his duties as such officer, as directed by the Board of Directors or the Chairman of the Board from time to time.

     Notwithstanding the foregoing, nothing in this Agreement shall limit the liabilities of the Firm's personnel serving as an officer of the Client under the securities laws and regulations and under the Delaware General Corporation Law.

     The Firm's services will not constitute an engagement to provide audit or attestation services as described in the pronouncements on professional standards issued by the AICPA and, accordingly, the Firm will not provide any assurance concerning the reliability of any assertion that is the responsibility of another party. The services provided hereunder will not result in the issuance of any written or oral communications by the Firm's personnel to the Client or any third party expressing a conclusion or any form of assurance with respect to financial data or internal controls except as

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contemplated by the securities laws and regulations applicable to officers of a corporation (including certifications as to certain financial matters).

     The Client agrees to provide, at its own cost and expense, reasonable working space and materials, which may be necessary in connection with the performance by the Firm's personnel of the services required pursuant to this engagement.

     Except as otherwise provided by the securities laws or regulations or the General Corporation Law of Delaware, in no event shall the Firm and its personnel be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs). Except as otherwise provided by the securities laws or regulations or the General Corporation Law of Delaware, the maximum total liability of the Firm and its personnel and any affiliate of the Firm for any actions, losses, damages, claims, liabilities, costs or expenses in any way arising out of or relating to this engagement, shall not exceed the fees paid by the Client to the Firm hereunder for the portion of the Firm's services or work product hereunder giving rise to such liability other than liability on account of intentional misconduct or material negligence. The Client agrees to indemnify and hold harmless (to the maximum extent permitted for an officer under the General Corporation Law of Delaware, and the Company's Charter and By-laws) the Firm and its personnel and any affiliate of the Firm from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) in any way arising out of or relating to this engagement, except to the extent finally judicially determined to have resulted from the intentional misconduct or material negligence of the Firm or any of its personnel. The provisions of this paragraph shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort (including without limitation, negligence), or otherwise. The provisions of this paragraph shall survive the completion or termination of this engagement.

     The Firm and its personnel will preserve the confidential nature of information received from the Client, and will not disclose or disseminate the Client's trade secrets, other proprietary information or confidential financial information to any third party without the express written consent of the Client.

     Fees for this engagement are based on the billing rates of the Firm attached hereto as an addendum. Fees will be billed weekly, payable upon receipt of our invoices. The Firm reserves the right to withdraw all personnel provided to the Client and to cease performing services hereunder if any invoice is not promptly paid when due. The Client agrees that (except with respect to Michael
D. Warren) they will not hire any individual provided to you hereunder prior to the later of (i) a period of one year from the date hereof, and (ii) six months after the completion of such individual's assignment, without notifying the Firm and in the event that the Client does hire any such individual, the Client agrees to pay the Firm a fee equal to 30% of such individual's annualized salary.

     The Firm will receive from the Client additional incentive fees as follows:

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          1.   Upon the sale of the principal assets of the Client, including the land and buildings in Rhode Island and the gravel pit in the United Kingdom, during the term of this engagement or within sixty (60) days of the completion or termination of this engagement, 1.5% of the sale proceeds payable at the closing of the transaction or transactions or when later paid;

          2. Upon the issuance of debt or equity financing during the term of this engagement or within sixty (60) days of the completion or termination of this engagement, 1.5% of the proceeds of any such debt or equity issued, payable at the closing of the transaction or transactions or when later paid.

          3. Upon the sale of the Company during the term of this engagement or within sixty (60) days of the completion or termination of this engagement to another person (whether by merger or otherwise, but excluding a transaction in which stockholders owning an aggregate of more than 50% of the stock of the Company continue to own more than 50% of the new person) and other than a sale of assets, 1.5% of the fair market value of the consideration received by the Company or the stockholders of the Company, payable at the closing of the transaction or when later paid.

     In the event that the Client authorizes the Firm's personnel to serve as President of the Client, then, upon termination by the Client of this agreement or the services of said officer other than for "Cause", or after a Change-in-Control of the Client involving the sale or transfer of more than 50% of the stock of the Company, such termination will entitle the Firm to receive a payment of an amount, to be paid in six monthly installments, equal to the aggregate hourly billing for the officer for the lesser of (i) the billing in respect of the six months preceding such termination or (ii) billing for 600 hours at the then-current hourly rate provided that this provision shall not be applicable if the Firm previously has received or will receive any additional incentive fees as described above.

     "Cause", for purposes of this agreement, means: (i) Commission by said officer of a criminal act (i.e., any act which, if successfully prosecuted by the appropriate authorities would constitute a crime under State or Federal law) or civil fraud under the securities laws, or of significant misconduct related to the business of the Company, (ii) Refusal or failure of the officer to comply with the mandates of the Board of Directors or the Chairman of the Board, or failure by the officer to substantially perform his duties hereunder, other than such failure resulting from his total or partial incapacity due to physical or mental illness, which refusal or failure has not been cured within 30 days after notice has been given to him, or (iii) Breach of any of the terms of this Agreement by the Firm or any of its personnel which breach has not been cured within 30 days after notice has been given to the Firm or said officer.

     This Agreement and the services of said officer may be terminated by the Client for cause immediately upon notice, subject to any cure period provided in the definition above, and, in addition, this Agreement may be terminated by either party without cause

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upon thirty (30) days prior written notice to the other party after an initial period of ninety (90) days from the date agreed and accepted by the Client, subject to the terms and conditions stated in the preceding two paragraphs.

     The term of this Agreement shall be for one year from January 31, 2003. Notices shall be sent to BNS Co. at the address set fourth on Page 1 of this letter with a copy to Ropes & Gray, One International Place, Boston, MA 02110,
Attn: Howard K. Fuguet (Fax No. 617-951-7050). Notices shall be sent to Michael Warren Associates, Inc. at 114 Kay Street, Newport, RI 02840

     This Agreement shall be governed by the laws of the State of Rhode Island and Providence Plantations (without giving effect to internal choice of law rules) and shall be binding on any successors or permitted assigns of the parties. This Agreement represents the entire understanding of the parties with respect to its subject matter and supercedes all prior agreements, understandings, representations or the like, if any, relating to the subject matter hereof. This Agreement is not assignable without the consent of the other party and may not be amended or modified without the written consent of both parties.

     If the foregoing is in accordance with the Client's understanding, please sign and return the duplicate of this letter.

     We appreciate this opportunity to serve BNS Co.

                                                 Sincerely,

                                                 /s/ Michael Warren
                                                 -------------------------------
                                                 Michael Warren
                                                 President
                                                 MICHAEL WARREN ASSOCIATES,
                                                 INC.

Agreed and accepted:
BNS Co.

By: /s/ Kenneth N. Kermes
    ----------------------------
    Kenneth N. Kermes
Title:  Chairman of the Board

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                           ENGAGEMENT LETTER ADDENDUM
                                ADDENDUM NUMBER I

Client Company Name and Address (for billing purposes):

     BNS Co.
     200 Frenchtown Road, Suite 2
     North Kingstown, RI 02852

Client Contact and phone number:

     Kenneth Kermes, Chairman of the Board of Directors
     401-782-8020, extension 1607

Billing Contact and phone number (if different from above):

Description of services:

     General senior management consulting services, including preparation of regulatory and tax filings (with advice and review from corporate counsel, tax advisors and external auditors), supervision of year end audit, supervision of remaining staff, management of building and other real estate assets, and with a view to sale as may be directed by the Client, services as President and CEO and CFO of the Company, and other duties as may from time to time be agreed to by the Client. Special attention is to be given to a) the development of plans to reduce general overhead expenses, and b) exploring alternative long-term strategies for the business of the Client.

Assignment Length:

     One year from January 24, 2003, unless earlier terminated

Personnel Assigned:

     Michael Warren

Start Date:

     December 1, 2002; President, CEO and Chief Financial Officer from January 24, 2003

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Billing Rate and Expense Instructions:

     $180 per hour
     Client agrees to a minimum commitment of 12 hours per week for the initial 12 weeks of the term of this engagement. This commitment represents a minimum weekly billing of $2,160 during the initial 12 weeks.

     Any out-of-pocket expenses are to be reimbursed promptly upon presentation of an expense report and supporting receipts. Reasonable travel expenses to include a) Business Class airfare for flights longer than four hours b) business class hotel accommodations such as Marriott Courtyard or equivalent accommodations, c) reasonable and customary meals while traveling on Client's business, d) mileage reimbursement for personal automobile use (other than travel between Newport and the Client's principle offices) at the rate of $0.345 per mile, and e) other reasonable and customary expenses as may be necessary from time to time in the performance of the duties directed by the Client.